Exhibit 99.3

Offer to Exchange

8.750%/9.500% Senior PIK Toggle Notes due 2019

for any and all outstanding

8.750%/9.500% Senior PIK Toggle Notes due 2019

of

PC Nextco Holdings, LLC

PC Nextco Finance, Inc.

, 2014

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

PC Nextco Holdings, LLC and PC Nextco Finance, Inc. (each a “Company” and collectively the “Companies”) are offering (the “Exchange Offer”) to exchange $350,000,000 in principal amount of the Companies’ new 8.750%/9.500% Senior PIK Toggle Notes due 2019 (the “Exchange Notes”), for $350,000,000, in a denomination equal to $2,000 and in integral multiples of $1,000 in principal amount thereafter, in principal amount of outstanding 8.750%/9.500% Senior PIK Toggle Notes due 2019 (with CUSIP numbers 69323VAA4 and U7050VAA0, the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Companies contained in the Registration Rights Agreement, dated August 1, 2013, by and between the Companies and the other parties signatory thereto. The terms of the Exchange Notes are substantially identical (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the issuance of the Exchange Notes is registered under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Notes are not subject to any covenant regarding exchange registration rights under the Securities Act.

The Companies will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

WE ARE ASKING YOU TO CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE OR WHO HOLD OUTSTANDING NOTES REGISTERED IN THEIR OWN NAMES.

The Companies will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Outstanding Notes pursuant to the Exchange Offer. The Companies will, however reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Companies will pay any transfer taxes payable in connection with the exchange of Outstanding Notes for Exchange Notes, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

Enclosed are copies of the following documents:

1.	A form of letter which you may send, as a cover letter to accompany the Prospectus and related materials, to your clients for whose accounts you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining the client’s instructions with regard to the Exchange Offer.

2.	The Prospectus.

3.	The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients.

4.	A form of Notice of Guaranteed Delivery.

5.	IRS Form W-9 and Instructions for the Requester of Form W-9.

6.	A return envelope addressed to Wilmington Trust, National Association, the Exchange Agent.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2014 unless the Exchange Offer is extended by the Companies. The time at which the Exchange Offer expires is referred to as the “Expiration Date.” Tendered Outstanding Notes may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

To participate in the Exchange Offer, certificates for Outstanding Notes, or a timely confirmation of a book-entry transfer of such Outstanding Notes into the Exchange Agent’s account at The Depository Trust Company, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Letter of Transmittal and the Prospectus.

If holders of the Outstanding Notes wish to tender, but it is impracticable for them to forward their Outstanding Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offers—Guaranteed Delivery Procedures” and the Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the Exchange Agent, Wilmington Trust, National Association by emailing DTC2@wilmingtontrust.com.

Very truly yours,

PC NEXTCO HOLDINGS, LLC

PC NEXTCO FINANCE, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANIES OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

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